EXHIBIT 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Our discussion below of our results includes certain non-GAAP financial measures that we believe provide important perspective with respect to underlying business trends. Other than free cash flow, any non-GAAP financial measures will be denoted as adjusted measures and exclude the impact from restructuring charges, consisting of (1) severance charges, (2) facility closing costs, (3) professional fees incurred related to our three-year strategic plan and (4) expenses associated with the revised business technology strategy announced in fiscal 2016. It will also exclude acquisition-related expense resulting from (1) merger and integration planning, litigation costs and termination costs in connection with the merger that had been proposed with US Foods, Inc. (US Foods) and (2) transaction costs in connection with the acquisition of the parent holding company for the Brakes Group (the Brakes Acquisition), as well as the financing costs related to these acquisitions. Any costs related to the proposed merger with US Foods were applicable to us in our first quarter of fiscal 2016 and prior periods. These fiscal 2016 and fiscal 2015 items are collectively referred to as “Certain Items.” Our US Foods financing costs related to senior notes that were issued in fiscal 2015 to fund the proposed merger. These senior notes were redeemed in the first quarter of fiscal 2016 and triggered a redemption loss of $86.5 million, and we incurred interest on the notes through the redemption date. With respect to adjusted return on invested capital targets, our invested capital is adjusted for the accumulation of any excess cash against our average debt amounts.

Sysco’s fiscal year ends on the Saturday nearest to June 30th. This resulted in a 53-week year ending July 2, 2016 for fiscal 2016, and a 52 week year ending June 27, 2015 and June 28, 2014 for fiscal 2015 and fiscal 2014, respectively. Because fiscal 2016 contained an additional week as compared to fiscal 2015, our Consolidated Results of Operations for fiscal 2016 are not directly comparable to the prior year. Management believes that adjusting the fiscal 2016 Consolidated Results of Operations for the estimated impact of the additional week provides more comparable financial results on a year-over-year basis. Sysco’s results of operations and related metrics within this section will be disclosed on both a 53-week and 52-week basis for fiscal 2016 as compared to fiscal 2015.    This is calculated by taking one-fourteenth of the total metric for the fourth quarter of fiscal 2016.

Any metric within this section referred to as “adjusted” will reflect the applicable impact of both Certain Items and the extra week in fiscal 2016. More information on the rationale for the use of these measures and reconciliations to GAAP numbers can be found under “Non-GAAP Reconciliations.”

Overview

Sysco distributes food and related products to restaurants, healthcare and educational facilities, lodging establishments and other foodservice customers. Our primary operations are located throughout the United States (U.S.), Bahamas, Canada, Costa Rica, Ireland and Mexico and include Broadline companies, SYGMA (our chain restaurant distribution subsidiary), specialty produce companies, custom-cut meat companies, hotel supply operations, a company that distributes specialty imported products, a company that distributes to international customers and our Sysco Ventures platform, which includes our suite of technology solutions that help support the business needs of our customers.

We consider our primary market to be the foodservice market in the U.S., Canada and Ireland and estimate that we serve about 16.4% of this approximately $295 billion annual market based on a measurement as of the end of calendar 2015. We use industry data obtained from various sources including Technomic, Inc., the Canadian Restaurant and Foodservices Association and the Irish Food Board to calculate this measurement. From time to time, these industry sources can revise the methodology used to calculate the size of the foodservice market and as result, our percentage can change not only from our sales results, but also from revisions. According to industry sources, the foodservice, or food-away-from-home, market represents approximately 49% of the total dollars spent on food purchases made at the consumer level in the U.S. as of the end of calendar 2015.

Industry sources estimate the total foodservice market in the U.S. experienced a real sales increase of approximately 2.3% in calendar year 2015 and 0.7% in calendar year 2014. Real sales changes do not include the impact of inflation or deflation.

Acquisition of Brakes Group

In February 2016, Sysco entered into a share sale and purchase agreement (the Purchase Agreement) to acquire Cucina Lux Investments Limited, the parent holding company of the Brakes Group (the “Brakes Acquisition”). On July 5, 2016, following the end of fiscal year 2016, Sysco closed the Brakes Acquisition. The consideration paid by Sysco in connection with the Brakes Acquisition was approximately £2.3 billion (approximately $3.1 billion based on exchange rates on July 5, 2016), and included the repayment of approximately $2.3 billion of the Brakes Group’s then outstanding debt. The purchase price was paid primarily in cash using the proceeds from recent debt issuances and other cash on hand, and is subject to certain adjustments as provided in the Purchase Agreement. The Brakes Group is now wholly owned by Sysco.

The Brakes Group is a leading European foodservice business by revenue, supplying fresh, refrigerated and frozen food products, as well as non-food products and supplies, to more than 50,000 foodservice customers. The Brakes Group has leading market positions in the U.K., France, and Sweden, in addition to a presence in Ireland, Belgium, Spain, and Luxembourg. The Brakes Acquisition significantly strengthens Sysco’s position as the world’s leading foodservice distributor and offers attractive opportunities for organic growth and future expansion in European markets.

In the twelve months ended December 31, 2015, the Brakes Group’s sales were nearly $5 billion (£3.3 billion based on the weighted average exchange rate for the twelve months ended December 31, 2015), a 6.5% increase (in pounds sterling) from its previous fiscal year. The combined companies are expected to generate annualized sales of approximately $55 billion. We believe this acquisition will provide a solid platform for further acquisitions in Europe. The Brakes Acquisition is expected to be immediately accretive to Sysco’s earnings per share in fiscal 2017 contributing low to mid-single-digit percentage growth. In light of the recent closing of the Brakes Acquisition, we are in the early stages of the onboarding process with respect to the Brakes Group. Accordingly, for purposes of Part II, Item 7 of this Form 10-K, the remaining discussion refers to the legacy Sysco business, excluding the impact of the Brakes Acquisition, except as otherwise noted.

Highlights

The general foodservice market environment since the beginning of fiscal 2016 has been uneven, with a combination of both favorable and unfavorable trends reflected in the relevant data. As compared to a few years ago, consumer confidence and unemployment data points were favorable through fiscal 2016 and the beginning of fiscal 2017, while consumer spending on meals away from home has trended slightly downward towards the end of the fiscal year following gains throughout most of fiscal 2016. Spending at restaurants was generally improved, but customer traffic levels were generally unchanged during fiscal 2016 and are beginning to decline, together with an overall moderation in spend. Amid these conditions, throughout fiscal 2016 we provided our customers with excellent service, growing our business with locally managed customers, improving our gross margins and managing expenses. These are all important steps towards achieving our three-year plan financial objectives.

Comparison of results from fiscal 2016 to fiscal 2015:

•	Sales increased 3.5%, or $1.7 billion, to $50.4 billion; on a comparable 52-week basis, adjusted sales improved 1.5%;

•	Operating income increased 50.5%, or $621.1 million, to $1.9 billion;

•	Adjusted operating income increased 12.1%, or $217 million, to $2 billion; on a comparable 52-week basis, adjusted operating income increased 9.6%;

•	Net earnings increased 38.3%, or $262.8 million, to $949.6 million;

•	Adjusted net earnings increased 10.4%, or $114 million, to $1.2 billion; on a comparable 52-week basis, adjusted net earnings increased 8.0%;

•	Basic earnings per share and diluted earnings per share in fiscal 2016 were $1.66 and $1.64, respectively, a 43.1% and 42.6% increase from the comparable prior year amount of $1.16 and $1.15 per share; and

•	Adjusted diluted earnings per share were $2.10 in fiscal 2016, a 14.1% increase from the comparable prior year amount of $1.84 per share; on a comparable 52-week basis, adjusted diluted earnings per share were $2.06 in fiscal 2016, a 12.0% increase.

See “Non-GAAP Reconciliations” for an explanation of these non-GAAP financial measures.

Trends

General economic conditions can affect consumer confidence and the frequency of purchases and amounts spent by consumers for food-away-from-home and, in turn, can impact our customers and our sales. Lower fuel prices likely contributed to incremental consumer spending benefits and reduced our delivery costs; however, we experienced some demand softness in certain markets disproportionately impacted by the downturn in the energy industry in parts of Texas, Montana, North Dakota and Alberta, Canada. Restaurant industry data reflects mixed trends with uneven sales during fiscal 2016. Current sentiment for consumer spending on meals away from home has trended slightly downward recently. Spending at restaurants was generally improved, but customer traffic levels were generally unchanged and are beginning to decline along with an overall moderation in spend. Due to softening conditions for the restaurant environment, we expect modest case volume growth during the first half of fiscal 2017.

Our sales and gross profit performance can be influenced by multiple factors including price, volume and product mix. The modest level of growth in the foodservice market has created additional competitive pricing pressures, which is, in turn, negatively impacting sales and gross profits. Case growth with our locally managed broadline business in the U.S. and Canada is needed to drive gross profit dollar growth. Our locally managed customers, including independent restaurant customers, comprise a significant portion of our overall volumes and an even greater percentage of profitability due to the high level of value added services we typically provide to this customer group. Through continued focus, our locally managed case volume growth has accelerated. Our sales to corporate-managed customers, including chain restaurants and multi-locational restaurants, also comprise a significant portion of our overall volumes. Gross margin on sales to our corporate-managed customers is generally lower than on sales to other types of customers due to the higher volumes we sell to these customers. Case growth for our corporate-managed customers remained solid, but competitive pricing pressure has constrained our gross margins. We offer an assortment of Sysco-branded products that we can differentiate from nationally-branded products, which enables us to achieve higher gross profits. As a result, we focus on growing these products especially with locally-managed customers. Inflation is a factor that contributes to the level of sales and gross profit growth and can be a factor that contributes to gross margin pressure. We experienced deflation at a rate of 0.7% for fiscal 2016. Deflation in fiscal 2016 has occurred primarily in the meat, seafood, dairy and poultry categories for both periods, partially offset by modest inflation in other categories. This is a significant decline from inflation of 3.7% experienced in fiscal 2015. We expect deflation to persist at least through the end of calendar 2016. Rapid decreases in prices can make it challenging to leverage our fixed costs; however, the rate of deflation in fiscal 2016 was moderate. Our focus on sales of Sysco branded items and our category management efforts have helped us to manage our gross margin performance in response to several of these factors.

The strong U.S. dollar has unfavorably impacted our foreign sales, operating income, and net earnings, as we convert them to U.S. dollars, primarily from our Canadian operations. This trend has been present each quarter over the last year;

therefore, the negative impact that we have been experiencing on a comparative basis is lessening as we begin to compare against prior year periods where the relative value of our foreign currencies becomes increasingly similar to current exchange rates.

We have experienced higher operating expenses in fiscal 2016, as compared to fiscal 2015, that are attributable to higher case volumes and increased management incentive accruals. Some of these incentives are based on Sysco’s total shareholder return as compared to the S&P 500. Sysco’s stock performance improved relative to the S&P 500 in fiscal 2016, resulting in higher accruals for these awards. While these costs are increasing, certain of our expenses are declining, including indirect spend and fuel costs. Indirect spend includes costs such as fleet maintenance and supplies. An additional favorable impact resulted from the strong U.S. dollar, which is reducing our operating expenses as we convert foreign operating expenses to U.S. dollars. We are also incurring Certain Items in fiscal 2016 for restructuring costs, currently consisting of severance charges, professional fees incurred related to our three-year strategic plan and the impact of changes to our business technology strategy. These Certain Items are contributing to our operating expenses in fiscal 2016 and are likely to continue to contribute to our expenses in the near-term, as we review all aspects of our business for additional cost savings opportunities.

Interest expense for fiscal 2016 increased $51.3 million as compared to fiscal 2015. The increase was primarily due to the redemption of the senior notes issued in fiscal 2015 to fund the merger that had been proposed with US Foods, partially offset by lower average debt levels in fiscal 2016 as compared to fiscal 2015. In the second quarter of fiscal 2016, Sysco issued $2.0 billion in senior notes and proceeds of $1.5 billion were used to fund our accelerated share repurchase that reduced our share count in fiscal 2016. In the fourth quarter of fiscal 2016, we issued $2.5 billion in senior notes and €500 million in senior notes to fund the Brakes Acquisition. Sysco treated such interest expense incurred under these notes as a Certain Item because the use of the proceeds was for the Brakes Acquisition, which did not close until fiscal 2017. Unless our borrowing needs change materially, we do not anticipate a similar level of increase in our interest expense in fiscal 2017 as compared to fiscal 2016. On an adjusted basis, interest expense will increase because the debt incurred in connection with the Brakes Acquisition will no longer be treated as a Certain Item in fiscal 2017.

The number of our outstanding shares has decreased as a result of our $1.5 billion accelerated share repurchase program. This represented half of our previously announced $3.0 billion share repurchase program. This generated an approximate $0.05 per share benefit for fiscal 2016. We intend to execute the remaining $1.5 billion in share repurchases in fiscal 2017 through open market purchases, an accelerated share repurchase or otherwise and believe this will provide an earnings per share benefit of approximately $0.03 to $0.04 per share in fiscal 2017, driven by a reduction in average shares outstanding.

Strategy

We are focused on optimizing our core foodservice business with a customer centric approach, while continuing to explore appropriate opportunities to profitably grow our market share in established markets, expand our core business to new geographical regions and markets and create shareholder value by expanding beyond our core business. We are executing on our strategy by expanding our operational reach in Europe through the Brakes Acquisition. Day-to-day, our business decisions are driven by our mission to market and deliver quality products to our customers with exceptional service, with the aspirational vision of becoming our customers’ most valued and trusted business partner. We have identified five components of our strategy to help us achieve our mission and vision as follows:

•

Partnership - Profoundly enrich the experience of doing business with Sysco: Our primary focus is to help our customers succeed. We believe that by building on our current competitive advantages, we will be able to further differentiate our offering to customers. Our competitive advantages include our sales force of over 7,600 marketing associates; our diversified product base, which includes quality-assured Sysco brand products; the suite of services we provide to our customers such as business reviews and menu analysis; and our multi-regional presence in the U.S. and Canada. In addition, we have a portfolio of businesses spanning Broadline, chain restaurant distribution, specialty produce, specialty meat, hotel amenities, specialty import and export which serves our customers’ needs across a wide array of business segments. Through our Sysco Ventures platform, we are developing a suite of technology solutions that help support the administrative needs of our customers. We believe this strategy of enriching the experience of doing business with Sysco will increase customer retention and profitably accelerate sales growth with both existing and new customers.

•	Productivity - Continuously improve productivity in all areas of our business: We continually strive to improve productivity and reduce costs. From modernizing software systems to leveraging the power of our end-to-end supply chain, we continue to look for ways to improve our service to our customers and lower costs.

•	Products - Enhance our portfolio of products and services by initiating a customer-centric innovation program: We continually explore opportunities to provide new and improved products, technologies and services to our customers.

•	People - Leverage talent, structure, and culture to drive performance: Our ability to drive results and grow our business is directly linked to having the best talent in the industry. We are committed to the continued enhancement of our talent management programs in terms of how we recruit, select, train and develop our associates throughout Sysco, as well as succession planning. Our ultimate objective is to provide our associates with outstanding opportunities for professional growth and career development.

•	Portfolio - Explore, assess and pursue new businesses and markets: This strategy is focused on identifying opportunities to expand the core business through growth in new international markets and in adjacent areas that complement our core foodservice distribution business. As a part of our ongoing strategic analysis, we regularly evaluate business opportunities, including potential acquisitions, joint ventures and sales of assets and businesses.

In fiscal 2016, we set three-year financial targets to be achieved by the end of fiscal 2018:

•	Improve operating income by at least $500 million;

•	Grow earnings per share faster than operating income; and

•	Achieve 15% in return on invested capital improvement for existing businesses.

The key levers to achieve these goals include an emphasis on accelerating locally managed customer case growth, improve margins, leverage supply chain costs and reduce administrative costs. We do not expect our improvements to occur evenly on a quarterly basis. We exceeded our 20% to 30% of our adjusted operating income improvement goal in fiscal 2016 and in fiscal 2017, our goal is to achieve 50% to 60% of our cumulative adjusted operating income target. Return on invested capital improvements include goals to improve our working capital by four days through improved management of working capital, specifically from the combined impact of accounts receivables, inventory and accounts payable. Our underlying assumptions in achieving these financial targets include reinvesting in our business, moderate growth in our dividend, reducing diluted shares outstanding through our previously announced $3.0 billion share buyback program, half of which has been completed and the other half is expected to occur in fiscal 2017, and repurchasing shares to offset any new share issuances from employee equity compensation and pursuing investments through acquisitions.

During fiscal 2016, we delivered the following results against these objectives as compared to fiscal 2015:

•	Total cases grew 5.0% in our U.S. and Canadian broadline business, and local cases grew 4.7%; 3.0% and 2.7% on a comparable 52-week basis, respectively;

•	We grew gross profit by $489.0 million, expanded gross margin by 38 basis points, and gross profit grew faster than total operating expenses;

•	Operating income grew by 50.5% and adjusted operating income grew by 9.6%; and

•	Diluted earnings per share grew 42.6% and adjusted diluted earnings per share grew 12.0%.

See “Non-GAAP Reconciliations” for an explanation of these non-GAAP financial measures.

Revised Technology Strategy

In fiscal 2016, Sysco announced its revised business technology strategy focused on improving the customer experience. In refocusing its technology approach, Sysco is modernizing and adding new capability and functionality to its existing SUS Enterprise Resource Planning (ERP) system. In connection with this strategy, Sysco plans to remove the SAP ERP platform currently used by 12 of its operating companies by the end of fiscal 2017. We believe this new approach to our business technology strategy enables us to achieve our original business transformation objectives sooner, at a lower cost, with less risk, and provides a better user experience for our customers and operating companies. Our technology efforts going forward are expected to be increasingly directed toward developing customer-facing tools and systems, such as a digital ordering platform, that add value to our customers’ overall experience with Sysco. Additionally, we will continue to develop integrated systems that enable the use of shared services across the enterprise. Sysco expects to realize significant technology cost savings once the conversion to the SUS ERP is completed in fiscal 2017. A portion of these savings will be reinvested in optimizing the company’s technology platform to better serve customers. In addition, the company incurred expenses of approximately $78.5 million in fiscal 2016 related to write-offs, accelerated depreciation and conversion costs resulting from the changes in technology strategy. Incremental depreciation expenses, recognized in fiscal 2016 were $73.5 million, consisted of $31.6 million of unfinished projects previously capitalized on the consolidated balance sheet within construction in progress and $41.9 million in accelerated depreciation. We expect to incur expenses of approximately $130 million in fiscal 2017 primarily from accelerated depreciation and conversion costs.

General and Administrative Productivity Plan

In fiscal 2016, Sysco began a productivity plan that includes a reduction in its workforce by approximately 2%, or 1,200 positions, by the end of fiscal 2017. The primary focus of this reduction is on administrative, non-customer-facing roles. Sysco expects to record charges for severance and related benefit costs of $25 million to $30 million through the end of fiscal 2017. Charges recognized in fiscal 2016 were $17.0 million. We also designed a new market structure for our U.S. Broadline operations that reduced the number of markets from eight to six effective at the beginning of fiscal 2017. This change builds on our functional expertise and further improves the effectiveness of each team, while reducing administrative costs, improving efficiency through standardization of processes and improving execution of our three-year financial plan.

Results of Operations

The following table sets forth the components of our consolidated results of operations expressed as a percentage of sales for the periods indicated:

	2016	2015	2014
Sales	100%	100.0%	100.0%
Cost of sales	82.1	82.4	82.4

Gross profit	17.9	17.6	17.6
Operating expenses	14.3	15.0	14.2

Operating income	3.7	2.5	3.4
Interest expense	0.6	0.5	0.3
Other expense (income), net	0.2	(0.1)	—

Earnings before income taxes	2.8	2.1	3.2
Income taxes	1.0	0.7	1.2

Net earnings	1.9%	1.4%	2.0%

The following table sets forth the change in the components of our consolidated results of operations expressed as a percentage increase or decrease over the comparable period in the prior year:

	2016		2015
Sales	3.5%		4.7%
Cost of sales	3.0		4.7

Gross profit	5.7		4.5
Operating expenses	(1.8)		11.0

Operating income	50.5		(22.5)
Interest expense	20.1		105.9
Other expense (income), net (1)	(431.5	) (1)	174.4 (2)

Earnings before income taxes	42.1		(31.7)
Income taxes	50.4		(40.9)

Net earnings	38.3%		(26.3)%

Basic earnings per share	43.1%		(27.0)%
Diluted earnings per share	42.6		(27.2)
Average shares outstanding	(3.2)		1.0
Diluted shares outstanding	(3.3)		1.1

(1)	Other expense (income), net was expense of $111.3 million in fiscal 2016 and income of $33.6 million in fiscal 2015.

Sales

The following table sets forth the percentage and dollar value increase or decrease in sales over the comparable prior year period in order to demonstrate the cause and magnitude of change.

	Increase (Decrease)		Increase (Decrease)
	2016		2015
	(in millions)
Cause of change	Percentage	Dollars	Percentage	Dollars
Case volume	4.0%	$1,926.0	2.4%	$1,093.4
Acquisitions	0.7	348.1	0.6	272.5
Foreign currency	(1.3)	(628.4)	(1.0)	(486.6)
Other (including extra week applicable for 2016)	0.1	40.5	2.7	1,284.7

Total sales increase	3.5%	$1,686.2	4.7%	$2,164.0

Sales for fiscal 2016 were 3.5% higher than fiscal 2015, respectively. The largest drivers of the increases were the extra week that was applicable in fiscal 2016, case volume growth and sales from acquisitions that occurred within the last 12 months. We estimate that the extra week contributed 2.0% of the 3.5% sales growth. Case volumes for the company’s U.S. Broadline operations improved 5.3% in fiscal 2016 compared to fiscal 2015 and included a 4.7% improvement in locally managed customer case growth. We estimate that the extra week contributed 2.0% to both the U.S. Broadline operations and locally managed customer case growth. Partially offsetting this growth were unfavorable changes in exchange rates used to translate our foreign sales into U.S. dollars. Other items impacting the change in sales, but to a lesser extent, were pricing management of product cost deflation and product mix.

Sales for fiscal 2015 were 4.7% higher than fiscal 2014. The largest drivers of the increases were case volume growth and inflation, which is included in “Other” in the table above. Changes in product costs, an internal measure of inflation or deflation, were estimated as inflation of 3.7% during fiscal 2015, driven mainly by inflation in the meat, seafood and dairy categories. Case volumes including acquisitions within the last 12 months improved 2.6% in fiscal 2015. Case volumes excluding acquisitions within the last 12 months improved 2.4% in fiscal 2015. Our case volumes represent our results from our Broadline and SYGMA operations combined. The changes in the exchange rates used to translate our foreign sales into U.S. dollars negatively impacted sales by 1.0% in fiscal 2015.

Operating Income

Cost of sales primarily includes our product costs, net of vendor consideration, and includes in-bound freight. Operating expenses include the costs of facilities, product handling, delivery, selling and general and administrative activities. Fuel surcharges are reflected within sales and gross profit; fuel costs are reflected within operating expenses.

Fiscal 2016 vs. Fiscal 2015

The following table sets forth the change in the components of operating income and adjusted operating income expressed as a percentage increase or decrease over the comparable period in the prior year:

	2016	2015	Change in Dollars	% Change
	(In thousands)
Gross profit	$9,040,472	$8,551,516	$488,956	5.7%
Operating expenses	7,189,972	7,322,154	(132,182)	(1.8)%

Operating income	$1,850,500	$1,229,362	$621,138	50.5%

Adjusted Gross profit (Non-GAAP)	$8,861,698	$8,551,516	$310,182	3.6%
Adjusted operating expenses (Non-GAAP)	6,897,325	6,759,686	137,639	2.0%

Adjusted operating income (Non-GAAP)	$1,964,373	$1,791,830	$172,543	9.6%

The increase in operating income and adjusted operating income for fiscal 2016 was impacted by gross profit growth exceeding operating expense growth. The increase in operating income during fiscal 2016 also reflected a lower amount of Certain Items as compared to fiscal 2015. An additional unfavorable impact resulted from the strengthening U.S. dollar, which reduced our foreign operating income as we converted those amounts to U.S. dollars. More information on the rationale for the use of these adjusted measures and reconciliations can be found under “Non-GAAP Reconciliations.”

Gross profit dollars increased in fiscal 2016, as compared to fiscal 2015, primarily due to the extra week in fiscal 2016, higher sales volumes, including a more beneficial mix of local customer case growth, higher sales of Sysco branded products to local customers, benefits of category management and revenue management and effective management of deflation. We estimate that the extra week contributed 2.1% of the 5.7% gross profit growth. Our focus on center of plate categories, such as beef, pork and poultry, and our emphasis on fresh produce helped drive gross profit growth. Gross margin, which is gross profit as a percentage of sales, was 17.95% in fiscal 2016, an improvement of 38 basis points from the gross margin of 17.57% in fiscal 2015. Our case growth for Sysco brand sales to local customers increased 82 basis points for fiscal 2016. The change in product costs, an internal measure of inflation or deflation, was estimated as deflation of 0.7% for fiscal 2016. Of those amounts, our U.S. Broadline operations experienced deflation of 0.9%. Deflation in these fiscal 2016 periods has occurred primarily in the meat, seafood, dairy and poultry categories for both periods, partially offset by modest inflation in other categories.

Operating expenses for fiscal 2016 decreased 1.8%, or $132.2 million, over fiscal 2015. Adjusted operating expenses for fiscal 2016 increased 2.0%, or $137.6 million, over fiscal 2015. Both operating expenses and adjusted operating expenses were increased by the additional week in fiscal 2016. We estimate that the extra week contributed 2.0% to these operating expense metrics. The decrease in operating expenses was primarily due to a lower level of Certain Items primarily from lower acquisition-related costs. The increase in adjusted operating expenses for fiscal 2016 resulted primarily from expenses attributable to higher case volumes and increased management incentive accruals. These increases were partially offset by reduced expenses in indirect spend and fuel costs and administrative expense. Indirect spend includes costs such as fleet maintenance and supplies. An additional favorable impact resulted from the strengthening U.S. dollar, which is reducing our operating expenses as we convert foreign operating expenses to U.S. dollars.

Operating Expenses Impacting Adjusted Operating Income

Pay-related expenses represent a significant portion of our operating costs, and can increase due to volume growth, increased incentive expenses, acquisitions and pay increases, among other factors. These expenses increased by $199.5 million in fiscal 2016 as compared to fiscal 2015 due primarily to case volume increases and companies acquired within the last 12 months. Our pay-related expenses increased $131.7 million primarily due to improved case volumes for fiscal 2016. Long-term incentive accruals increased $38.5 million. Some of these incentives are based on Sysco’s total shareholder return as compared to the S&P 500 and Sysco’s stock performance improved relative to the S&P 500 in fiscal 2016, which increased the expense associated with these awards. Our expense related to management incentive accruals will vary based on how the company’s performance compares to incentive targets. Acquired companies added $29.4 million to the pay-related expense totals for fiscal 2016 as compared to fiscal 2015.

Several factors contributed to reductions in operating expenses, including reduced indirect spending, reduced fuel costs and foreign exchange translation. Total fuel costs decreased by $68.0 million in fiscal 2016 as compared to fiscal 2015. The decrease was primarily due to lower prices for diesel. We do not expect this level of decrease in fiscal 2017 due to pricing we have locked with fixed forward contracts. Due to a stronger U.S. dollar, foreign exchange translation aided in the year over year comparison of operating expenses by $86.9 million.

Cost per case is an important metric management uses to measure our expense performance. This metric is calculated by dividing the total operating expense of our U.S. broadline companies by the number of cases sold. Adjusted cost per case is calculated similarly; however, the operating expense component excludes restructuring costs consisting of severance charges, which are the Certain Items applicable to these companies, divided by the number of cases sold. Our corporate expenses are not included in the cost per case metrics because the metric is a measure of efficiency in our operations. Our U.S. broadline operations represented approximately 70% of Sysco’s sales and nearly 65% of our operating expenses prior to corporate expenses in both fiscal 2016 and fiscal 2015. Our U.S. broadline operations represent 92% of the sales of the U.S. foodservice operations segment’s sales and 85% of the segment’s operating expenses. We seek to grow our sales and reduce our costs on a per case basis. Our cost per case and adjusted cost per case decreased $0.04 per case fiscal 2016 as compared to the corresponding periods of fiscal 2015. The decrease reflects progress in productivity improvements and cost reductions in our supply chain including reduced fuel costs and indirect spend. The decrease attributable to lower fuel prices was $0.04 benefit per case. Adjustments to operating expenses were not large enough to produce a different result on an adjusted cost per case basis for fiscal 2016. Additionally, the extra week in fiscal 2016 was not large enough to produce a different result on a 52-week basis.

Certain Items within Operating Expenses

Sysco’s operating expenses are impacted by Certain Items, which are expenses that can be difficult to predict, can be unanticipated or do not represent core operating expenses. More information on the rationale for the use of adjusted measures and reconciliations to GAAP numbers can be found under “Non-GAAP Reconciliations.” Certain Item costs totaled $158.7 million in fiscal 2016. Certain Items for fiscal 2016 consisted of restructuring costs related to our revised business technology strategy, severance charges, professional fees incurred related to our three-year strategic plan, and acquisition-related costs and loss on foreign currency remeasurement and hedging. Costs associated with our revised business technology strategy were $73.5 million, consisting of $31.6 million of unfinished projects previously capitalized on the consolidated balance sheet and $41.9 million in accelerated depreciation. Professional fees and severance largely related to our three-year strategic plan totaled $43.3 million in fiscal 2016. Loss on foreign currency remeasurement and hedging related to the Brakes Acquisition totaled

$147.0 million. Certain of these types of expenses, such as restructuring costs, are likely to continue in the near-term as we review all aspects of our business for additional cost savings opportunities. Additionally, we will incur additional costs to onboard the Brakes Group into our operations.

Certain Items for fiscal 2015 related primarily to integration planning and transaction costs incurred in connection with the merger that had been proposed with US Foods, including merger termination costs. Certain Item costs totaled $562.5 million for fiscal 2015.

Interest Expense

Interest expense increased $51.3 million for fiscal 2016, as compared to fiscal 2015, primarily due to the redemption of the senior notes issued in fiscal 2015 to fund the merger that had been proposed with US Foods. These senior notes were redeemed in the first quarter of fiscal 2016 and triggered a redemption loss of $86.5 million. This increase was partially offset by lower average debt levels in fiscal 2016 as compared to fiscal 2015. We incurred interest costs from financing the Brakes Acquisition in the last half of fiscal 2016. In fiscal 2015, we incurred interest costs related to the proposed merger with US Foods. Interest costs related to these proposed acquisitions as well and the redemption costs noted above are considered Certain Items. Our interest expense, excluding Certain Items, increased $61.8 million as compared to fiscal 2015, due to higher borrowing levels from senior notes that were issued in fiscal 2016 primarily for our accelerated share repurchase program.

Other Income and Expense, Net

Other income and expense, net increased $144.9 million for fiscal 2016, as compared to fiscal 2015, primarily from the remeasurement of foreign denominated cash and losses of foreign currency option contracts. Both of these related to our purchase price for the acquisition of the Brakes Group, which closed shortly after our fiscal year end.

Fiscal 2015 vs. Fiscal 2014

The following table sets forth the change in the components of operating income and adjusted operating income expressed as a percentage increase or decrease over the prior year:

	2015	2014	Change in Dollars	% Change
	(Dollars in thousands)
Gross profit	$8,551,516	$8,181,035	$370,481	4.5%
Operating expenses	7,322,154	6,593,913	728,241	11.0

Operating income	1,229,362	1,587,122	(357,760)	(22.5)

Gross profit	8,551,516	8,181,035	370,481	4.5
Adjusted operating expenses (Non-GAAP)	6,759,686	6,447,405	312,282	—

Adjusted operating income (Non-GAAP)	$1,791,830	$1,733,630	$58,199	3.4%

The decrease in operating income was impacted by an increase of $416.0 million in operating expenses attributable to Certain Items. Adjusted operating income increased due to gross profit dollar growth partially offset by increased expenses from greater case volumes, higher incentive accruals, higher pay for our sales organization as a result of higher gross profit, investment in administrative support capabilities and acquired operations.

Gross profit dollars increased in fiscal 2015 as compared to fiscal 2014 primarily due to increased sales volumes, stronger relative mix of sales to our locally-managed customers and benefits from category management. Gross margin, which is gross profit as a percentage of sales, was 17.57% in fiscal 2015, a decline of 2 basis points from the gross margin of 17.59% in fiscal 2014. Increased competition resulting from a slow-growth market and volatile inflation has pressured our gross margins; however, sales and mix, as well as our category management initiative helped us stabilize our gross margin performance. Inflation in fiscal 2015 was 3.7%, an increase from 2.1% experienced in fiscal 2014. Our inflation rates were higher in the first half of fiscal 2015, reaching 6.0% at the mid-point of the fiscal year and dropping to 0.1% by the end of the fiscal year. Fiscal 2015 inflation was seen primarily in the meat, dairy and poultry categories.

Operating expenses for fiscal 2015 increased 11.0%, or $728.2 million, over fiscal 2014. Adjusted operating expenses for fiscal 2015 increased 4.9%, or $315.6 million, over fiscal 2014. These increases in adjusted operating expenses were primarily due to increased expenses from greater case volumes, higher incentive accruals, higher pay for our sales organization as a result of higher gross profit, investment in administrative support capabilities and acquired operations. Partially offsetting this increase, was a reduction in fuel costs and provisions for losses on receivables. Sysco’s operating expenses were impacted by Certain Items, which resulted in an increase in operating expenses of $416 million in fiscal 2015 as compared to fiscal 2014. More information on the rationale of the use of adjusted operating expense and adjusted operating income and reconciliations to GAAP numbers can be found under “Non-GAAP Reconciliations.”

Operating Expenses Impacting Adjusted Operating Income

Our operating expenses increased in fiscal 2015 as compared to fiscal 2014 partially due to greater case volumes, higher incentive accruals, higher pay for our sales organization as a result of higher gross profit, investment in administrative support capabilities and acquired operations. Pay-related expenses, which represent a significant portion of our operating costs, increased by $349.3 million in fiscal 2015 over fiscal 2014. Factors contributing to the increase in 2015 include increase in expense related to management incentive accruals of $103.5 million, higher pay in our sales organization largely as a result of higher gross profits, higher costs due to investment in new administrative support capabilities and companies acquired in the last 12 months. The amounts for companies acquired within the last 12 months include our new, consolidated joint ventures, such as our 50% interest in a foodservice company in Costa Rica. Sales and gross profit growth partially contributed to an increase in sales pay-related expenses due to increases in sales commissions and bonuses. In addition, we had increased our marketing associate headcount in certain markets in order to invest in future sales growth. Our fiscal 2015 financial performance trended more favorably relative to the applicable management incentive targets as compared to fiscal 2014. Consequently, expense is higher period over period.

Our U.S. Broadline cost per case and adjusted cost per case increased $0.08 per case in fiscal 2015 as compared to fiscal 2014. The increase occurred primarily from increased pay-related expenses. Adjustments to operating expenses were not large enough to produce a different result on an adjusted cost per case basis for fiscal 2015.

Certain Items within Operating Expenses

Sysco’s operating expenses are impacted by Certain Items, which are expenses that can be difficult to predict, can be unanticipated or do not represent core operating expenses. More information on the rationale for the use of these measures and reconciliations to GAAP numbers can be found under “Non-GAAP Reconciliations.” Our significant Certain Items applicable for fiscal 2015 included costs related to integration planning, litigation costs and termination costs in connection with the merger that had been proposed with US Foods. Our significant Certain Items applicable for fiscal 2014 related to costs in connection with the then proposed merger with US Foods, a change in estimate of our self-insurance reserve and a liability for a settlement.

We incurred costs in connection with the proposed merger with US Foods announced in the second quarter of fiscal 2014 primarily from integration planning, litigation costs and termination costs. These costs totaled $554.7 million in fiscal 2015 and $90.6 million in fiscal 2014.

Our self-insurance program covers portions of workers’ compensation, general and vehicle liability and property insurance costs. The amounts in excess of the self-insured levels are fully insured by third party insurers. Liabilities associated with these risks are estimated in part by considering historical claims experience, medical cost trends, demographic factors, severity factors and other actuarial assumptions. In the second quarter of fiscal 2014, based on the historical trends of increased costs primarily attributable to our workers’ compensation claims, we increased our estimates of our self-insurance reserve to a higher point in an estimated range of liability as opposed to our past position at the lower end of the range. This resulted in a charge of $23.8 million in fiscal 2014.

During the first quarter of fiscal 2014, Sysco was made aware of certain alleged violations of California law relating to its use of remote storage units in the delivery of products. These are commonly referred to as drop sites. As of June 28, 2014, we recorded a liability for a settlement of $20 million. In July 2014, Sysco agreed to a $19.4 million settlement, which includes a payment of $15.0 million in penalties, $3.3 million to fund four California Department of Public Health investigator positions for five years, a $1.0 million donation to food banks across California, and $0.1 million in legal fees. In the first quarter of fiscal 2014, we eliminated the use of drop sites across Sysco. During fiscal 2014, we introduced mandatory, annual food safety training for all employees across Sysco.

Net Earnings

Net earnings increased 38.3% in fiscal 2016 from fiscal 2015 due primarily to the items noted above and the beneficial impact from the favorable resolution of tax contingencies. Items impacting our income taxes from effective tax rates are discussed in Note 20, “Income Taxes”. Adjusted net earnings increased 8.0% in fiscal 2016 primarily from gross profit growth, strong expense management and the favorable resolutions of tax contingencies. Our tax rate can be positively or negatively influenced by events such as the occurrence or resolution of tax contingencies; however, we expect a normalized tax rate of 35% to 36% for the remainder of fiscal 2017, which represents a decrease due to the recent Brakes Acquisition. An additional unfavorable impact on our net earnings and adjusted net earnings resulted from the strengthening U.S. dollar, which reduced both amounts by $11.5 million for fiscal 2016 as we converted foreign earnings to U.S. dollars.

Net earnings decreased 26.3% in fiscal 2015 from fiscal 2014 due primarily to the changes in operating income discussed above, including the impact of Certain Items, which included increased interest expense of $131.6 million in fiscal 2015 that related to the financing of our proposed merger with US Foods. These amounts include the write off of unamortized debt issuance costs when our bridge acquisition facility was terminated upon the issuance of our senior notes in October 2014 and interest expense on those senior notes. Excluding this interest expense, adjusted interest expense decreased by $0.6 million. Adjusted net earnings increased $66.3 million, or 6.4%, during fiscal 2015. Items impacting our income taxes from effective tax rates are discussed in Note 20, “Income Taxes”.

Earnings Per Share

Basic earnings per share in fiscal 2016 were $1.66, a 43.1% increase from the fiscal 2015 amount of $1.16 per share. Diluted earnings per share in fiscal 2016 were $1.64, a 42.6% increase from the fiscal 2015 amount of $1.15. Adjusted diluted earnings per share in fiscal 2016 were $2.06, a 12.0% increase from the fiscal 2015 amount of $1.84. These results were primarily due to the factors discussed above related to net earnings and a decrease in outstanding shares that resulted from our accelerated share repurchase program, which generated and an approximate five cent per share benefit for fiscal 2016.

Basic earnings per share in fiscal 2015 were $1.16, a 27.0% decrease from the fiscal 2014 amount of $1.59 per share. Diluted earnings per share in fiscal 2015 were $1.15, a 27.2% decrease from the fiscal 2014 amount of $1.58 per share. This decrease was primarily the result of the factors discussed above and due to greater shares outstanding during fiscal 2015 as compared to fiscal 2014. As discussed below in “liquidity and capital resources - financing activities,” we chose not to repurchase any shares in fiscal 2015 due to the proposed US Foods merger. Our shares outstanding had increased primarily as a result of stock option exercises and restricted stock unit grants to employees. This resulted in lowering our earnings per share amounts by $0.02 per share in fiscal 2015. Adjusted diluted earnings per share in fiscal 2015 were $1.84, an increase of 5.1% from the comparable prior year period amount of $1.75.

As noted in our Trends discussion above, our accelerated share repurchases that occurred in the second quarter of fiscal 2016 favorably impacted our fiscal 2016 earnings per share. We intend to execute the remaining $1.5 billion in share repurchases in fiscal 2017 through open market purchases, an accelerated share repurchase or otherwise and believe this will provide an earnings per share benefit of approximately $0.03 to $0.04 per share in fiscal 2017, driven by a reduction in average shares outstanding.

Non-GAAP Reconciliations

Sysco’s consolidated results of operations are impacted by certain items which include restructuring charges, consisting of (1) severance charges, (2) facility closing costs, (3) professional fees incurred related to our three-year strategic plan and (4) expenses associated with the revised business technology strategy announced in fiscal 2016. It will also exclude acquisition-related expense resulting from (1) merger and integration planning, litigation costs and termination costs in connection with the merger that had been proposed with US Foods, Inc. (US Foods) and (2) transaction costs in connection with the acquisition of the parent holding company for the Brakes Group (the Brakes Acquisition), as well as the financing costs related to these acquisitions. Any costs related to the proposed merger with US Foods were applicable to us in our first quarter of fiscal 2016 and prior periods. These fiscal 2016 and fiscal 2015 items are collectively referred to as “Certain Items.” Management believes that adjusting its operating expenses, operating income, interest expense, net earnings and diluted earnings per share to remove these Certain Items provides an important perspective with respect to our underlying business trends and results and provides meaningful supplemental information to both management and investors that (1) is indicative of the performance of the company’s underlying operations and facilitates comparisons on a year-over-year basis and (2) removes those items that are difficult to predict and are often unanticipated, and which as a result, are difficult to include in analysts’ financial models and our investors’ expectations with any degree of specificity.

Sysco’s fiscal year ends on the Saturday nearest to June 30th. This resulted in a 53-week year ending July 2, 2016 for fiscal 2016 and 52-week year ending June 27, 2015 for fiscal 2015. Because the fourth quarter of fiscal 2016 contained an additional week as compared to fiscal 2015, our consolidated results of operations for fiscal 2016 are not directly comparable to the prior year. Management believes that adjusting the fiscal 2016 consolidated results of operations for the estimated impact of the additional week provides more comparable financial results on a year-over-year basis. As a result, the metrics from the consolidated results of operations for fiscal 2016 presented in the table below are adjusted by one-fourteenth of the total metric for the fourth quarter. Failure to make these adjustments causes the year-over-year changes in certain metrics such as sales, operating expenses, operating income, net earnings and diluted earnings per share to be overstated, whereas in certain cases, a metric may actually have declined on a more comparable year-over-year basis.

The company uses these non-GAAP measures when evaluating its financial results, as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute for GAAP measures in assessing the company’s results of operations for periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the table below, each period presented is adjusted for the impact described above. In the table below, individual components of diluted earnings per share may not add to the total presented due to rounding. Adjusted diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

	2016	2015	Change in Dollars	% Change
	(In thousands, except for share and per share data)
Sales	$50,366,919	$48,680,752	$1,686,167	3.5%
Less 1 week fourth quarter sales	(974,849)	—	(974,849)	NM

Comparable sales using a 52 week basis	49,392,070	48,680,752	711,318	1.5
Gross profit	9,040,472	8,551,516	488,956	5.7
Less 1 week fourth quarter gross profit	(178,774)	—	(178,774)	NM

Comparable gross profit using a 52 week basis	$8,861,698	$8,551,516	$310,182	3.6%
Gross margin using a 52 week basis	17.9%	17.6%		0.38%

Operating expenses (GAAP)	$7,189,972	$7,322,154	$(132,182)	(1.8)%
Impact of restructuring costs (1)	(123,134)	(7,801)	(115,333)	NM
Impact of acquisition-related costs (2)	(35,614)	(554,667)	519,053	(93.6)

Subtotal - Operating expenses adjusted for certain items (Non-GAAP)	7,031,224	6,759,686	271,537	4.0
Less 1 week fourth quarter operating expenses	(133,899)	—	(133,899)	NM

Operating expenses adjusted for certain items and extra week (Non-GAAP)	$6,897,325	$6,759,686	$137,639	2.0%
Operating income (GAAP)	$1,850,500	$1,229,362	$621,138	50.5%
Impact of restructuring costs (1)	123,134	7,801	115,333	NM
Impact of acquisition-related costs (2)	35,614	554,667	(519,053)	(93.6)

Subtotal - Operating income adjusted for certain items (Non-GAAP)	2,009,248	1,791,830	217,419	12.1
Less 1 week fourth quarter operating income	(44,876)	—	(44,876)	NM

Operating income adjusted for certain items and extra week (Non-GAAP)	$1,964,372	$1,791,830	$172,543	9.6%

Operating margin (GAAP)	3.67%	2.53%	1.15%	45.5%
Operating margin (non-GAAP)	3.99%	3.68%	0.31%	8.4%

Operating margin adjusted for 52 weeks (Non-GAAP)	3.98%	3.68%	0.30%	8.1%

Interest expense (GAAP)	$306,146	$254,807	$51,339	20.1%
Impact of acquisition financing costs (3)	(123,990)	(138,422)	14,432	(10.4)

Subtotal - Adjusted interest expense (Non-GAAP)	182,156	116,385	65,771	56.5
Less 1 week fourth quarter other (income) expense	(3,975)	—	(3,975)	NM

Interest expenses adjusted for certain items and extra week (Non-GAAP)	$178,181	$116,385	$61,797	53.1%
Other (income) expense	111,347	(33,592)	144,939	NM
Impact of foreign currency re-measurement and hedging	(146,950)	—	(146,950)	NM

Subtotal - Other (income) expense (Non-GAAP)	(35,603)	(33,592)	(2,011)	6.0
Less 1 week fourth quarter other (income) expense	403	—	403	NM

Other (income) expense adjusted for certain items and extra week (Non-GAAP)	$(35,200)	$(33,592)	$(1,608)	4.8%

Net earnings (GAAP)	$949,622	$686,773	$262,849	38.3%
Impact of restructuring costs (1)	123,134	7,801	115,333	NM
Impact of acquisition-related costs (2)	35,614	554,667	(519,053)	(93.6)
Impact of acquisition financing costs (3)	123,990	138,422	(14,432)	(10.4)
Impact of foreign currency re-measurement and hedging	146,950	—	146,950	NM
Tax impact of restructuring costs (4)	(47,333)	(3,200)	(44,133)	NM
Tax impact of acquisition-related costs (4)	(13,690)	(227,518)	213,828	(94.0)
Tax impact of acquisition financing costs (4)	(47,662)	(56,779)	9,117	(16.1)
Tax impact of foreign currency re-measurement and hedging	(56,488)	—	(56,488)	(100.0)

Sub-total - Earnings excluding certain items	1,214,137	1,100,166	113,971	10.4
Less 1 week fourth quarter net earnings	(26,119)	—	(26,119)	NM

Net earnings adjusted for certain items and extra week	$1,188,018	$1,100,166	$87,852	8.0%

Diluted earnings per share (GAAP) (1)	$1.64	$1.15	$0.49	42.6%
Impact of restructuring costs(1)	0.21	—	0.21	NM
Impact of acquisition-related costs (2)	0.06	0.93	(0.87)	(93.5)
Impact of acquisition financing costs (3)	0.21	0.24	(0.03)	(12.5)
Impact of foreign currency re-measurement and hedging	0.25	—	0.25	NM
Tax impact of restructuring costs (4)	(0.08)	—	(0.08)	NM
Tax impact of acquisition-related costs (4)	(0.02)	(0.38)	0.36	(94.7)
Tax impact of acquisition financing costs (4)	(0.08)	(0.10)	0.02	(20.0)
Tax impact of foreign currency re-measurement and hedging (4)	(0.10)	—	(0.10)	NM

Diluted EPS excluding certain items	2.10	1.84	0.26	14.1

Less 1 week impact of fourth quarter diluted earnings per share	(0.05)	—	(0.05)	NM

Diluted EPS adjusted for certain items and extra week(Non-GAAP) (5)	$2.06	$1.84	$0.22	12.0%

Diluted shares outstanding	577,391,406	596,849,034

(1)	Includes severance charges, professional fees on 3 year financial objectives, facility closure costs and costs associated with our revised business technology strategy.
(2)	Includes US Foods merger and integration planning and transaction costs (first quarter 2016 and fiscal 2015 only) and Brakes Acquisition transaction costs (third and fourth quarter fiscal 2016 only).
(3)	Includes US Foods financing costs (first quarter 2016 and fiscal 2015 only) and Brakes Acquisition financing costs (third and fourth quarter fiscal 2016 only).
(4)	The tax impact of adjustments for Certain Items are calculated based on jurisdiction by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction. As a result, the effective rate for each Certain Item may differ based on the jurisdiction where the Certain Item was incurred.
(5)	Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represent that the percentage change was not meaningful.

	2015	2014	Change in Dollars	% Change
	(In thousands, except for share and per share data)
Operating expenses (GAAP)	$7,322,154	$6,593,913	$728,241	11.0%
Impact of MEPP charge	—	(1,451)	1,451	NM
Impact of severance charges	(5,598)	(7,202)	1,604	(22.3)
Impact of US foods merger costs	(554,667)	(90,571)	(464,096)	512.4
Impact of change in estimate of self-insurance	—	(23,841)	23,841	NM
Impact of contingency accrual	—	(20,000)	20,000	NM
Impact of facility closure charges	(2,203)	(3,443)	1,240	(36.0)
Impact of Certain Items on operating expenses	(562,468)	(146,508)	(415,960)	NM

Operating expenses adjusted for certain items (Non-GAAP)	$6,759,686	$6,447,405	$312,281	4.8%

Operating income (GAAP)	$1,229,362	$1,587,122	$(357,760)	(22.5)%
Impact of Certain Items on operating expenses	562,468	146,508	415,960	NM

Operating income adjusted for certain items (Non-GAAP)	$1,791,830	$1,733,630	$58,200	3.4%

Interest expense (GAAP)	$254,807	$123,741	$131,066	105.9%
Impact of US Foods financing costs	(138,422)	(6,790)	(131,632)	NM

Adjusted interest expense (Non-GAAP)	$116,385	$116,951	$(566)	(0.5)%

Net earnings (GAAP) (1)	$686,773	$931,533	$(244,760)	(26.3)%
Impact of MEPP charge	—	1,451	(1,451)	NM
Impact of severance charge	5,598	7,202	(1,604)	(22.3)
Impact of US Foods merger costs	554,667	90,571	464,096	NM
Impact of change in estimate of self-insurance	—	23,841	(23,841)	NM
Impact of contingency accrual	—	20,000	(20,000)	NM
Impact of facility closure charges	2,203	3,443	(1,240)	(36.0)
Impact of acquisition financing costs	138,422	6,790	131,632	NM
Tax impact of MEPP charge	—	(535)	535	NM
Tax impact of severance charge	(2,296)	(2,656)	360	(13.6)
Tax impact of US Foods merger	(227,518)	(33,395)	(194,123)	NM
Tax impact of change in estimate of self-insurance	—	(8,791)	8,791	NM
Tax impact of contingency accrual	—	(1,844)	1,844	NM
Tax impact of facility closure charges	(904)	(1,270)	366	(28.8)
Tax impact of acquisition financing costs	(56,779)	(2,504)	(54,275)	NM

Net earnings adjusted for certain items (Non-GAAP) (1)	$1,100,166	$1,033,836	$66,330	6.4%

Diluted earnings per share (GAAP) (1)	$1.15	$1.58	$(0.43)	(27.2)%
Impact of severance charge	0.01	0.01	—	—
Impact of US Foods merger	0.55	0.10	0.45	NM
Impact of change in estimate of self-insurance	—	0.03	(0.03)	NM
Impact of contingency accrual	—	0.03	(0.03)	NM
Impact of US Foods Financing Costs	0.14	0.01	0.13	1,300.0

Diluted EPS adjusted for certain items (Non-GAAP) (1) (2)	$1.84	$1.75	$0.09	5.1%

Diluted shares outstanding	596,849,034	590,216,220

(1)	Includes severance charges, professional fees on 3 year strategic plan, facility closure costs and costs associated with changes to our business technology strategy.
(2)	Includes US Foods merger and integration planning and transaction costs.

(3)	Includes US Foods-related financing costs.
(4)	The tax impact of adjustments for Certain Items are calculated based on jurisdiction by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction. As a result, the effective rate for each Certain Item may differ based on the jurisdiction where the Certain Item was incurred.
(5)	Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represent that the percentage change was not meaningful.

Case Growth

Case growth is impacted by the extra week in fiscal 2016. This amount is adjusted out of the measures presented above to remove the extra week for comparability purposes for the same underlying reasons the extra week is excluded from the measures presented above. The table that follows provides a reconciliation of case growth to remove the impact of the extra week.

	July 2, 2016 (53 weeks) (GAAP)	Impact of 14th week	July 2, 2016 (52 weeks) (Non-GAAP)
Total Broadline	5.0%	2.0%	3.0%
Total local Broadline	4.7	2.0	2.7

Segment Results

We have aggregated certain of our operating segments into three reportable segments. “Other” financial information is attributable to the company’s other operating segments that do not meet the quantitative disclosure thresholds.

•	U.S. Foodservice Operations - primarily includes U.S. broadline operations, custom-cut meat companies, FreshPoint (our specialty produce companies) and European Imports (a specialty import company);

•	International Foodservice Operations – primarily includes broadline operations in Canada and Europe (including the Brakes Group, which was acquired in fiscal 2017), Bahamas, Mexico, Costa Rica and Panama, as well as a company that distributes to international customers;

•	SYGMA - our customized distribution subsidiary; and

•	Other - primarily our hotel supply operations and our Sysco Ventures platform, which includes our suite of technology solutions that help support the business needs of our customers.

Broadline operating companies distribute a full line of food products and a wide variety of non-food products to both traditional and chain restaurant customers, hospitals, schools, hotels, industrial caterers and other venues where foodservice products are served. SYGMA operating companies distribute a full line of food products and a wide variety of non-food products to certain chain restaurant customer locations.

Management evaluates the performance of each of our operating segments based on its respective operating income results. Corporate expenses generally include all expenses of the corporate office and Sysco’s shared services center. These also include all share-based compensation costs. While a segment’s operating income may be impacted in the short-term by increases or decreases in gross profits, expenses, or a combination thereof, over the long-term each business segment is expected to increase its operating income at a greater rate than sales growth. This is consistent with our long-term goal of leveraging earnings growth at a greater rate than sales growth.

The following table sets forth the operating income of each of our reportable segments and the other segment expressed as a percentage of each segment’s sales for each period reported and should be read in conjunction with Note 22, “Business Segment Information”:

	Operating Income as a Percentage of Sales
	2016	2015	2014
U.S. Foodservice Operations	7.3%	6.9%	7.0%
International Foodservice Operations	3.3	3.1	3.1
SYGMA	0.5	0.3	0.6
Other	3.1	2.9	3.5

The following table sets forth the change in the selected financial data of each of our reportable segments and the other segment expressed as a percentage increase or decrease over the comparable period in the prior year and should be read in conjunction with Note 22, “Business Segment Information” to the Consolidated Financial Statements in item 8:

	2016		2015
	Sales	Operating Income	Sales	Operating Income
U.S. Foodservice Operations	4.6%	11.2%	6.7%	5.5%
International Foodservice Operations	(2.8)	3.7	(0.7)	(1.0)
SYGMA	0.4	34.8	(1.6)	(46.4	) (1)
Other	15.2	22.5	4.7	(12.3)

(1)	SYGMA had operating income of $27.5 million in fiscal 2016, $20.4 million in fiscal 2015 and $38.0 million in fiscal 2014.

The following table sets forth sales and operating income of each of our reportable segments and the other segment, expressed as a percentage of aggregate segment sales, including intersegment sales, and operating income, respectively. For purposes of this statistical table, operating income of our segments excludes corporate expenses of $1.2 billion in fiscal 2016, $1.5 billion in fiscal 2015 and $1.0 billion in fiscal 2014 that are not charged to our segments. This information should be read in conjunction with Note 22, “Business Segment Information” to the Consolidated Financial Statements in item 8:

	Components of Segment Results
	2016		2015		2014
	Sales	Segment Operating Income	Sales	Segment Operating Income	Sales	Segment Operating Income
U.S. Foodservice Operations	75.0%	92.1%	74.2%	92.0%	72.7%	90.7%
International Foodservice Operations	10.8	5.9	11.5	6.3	12.1	6.6
SYGMA	12.1	0.9	12.5	0.8	13.3	1.5
Other	2.1	1.1	1.9	1.0	1.9	1.2

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

U.S. Foodservice Operations

In fiscal 2016, the U.S. Foodservice Operations operating results represented approximately 75.0% of Sysco’s overall sales and 92.1% of the aggregated operating income of Sysco’s segments, which excludes corporate expenses and adjustments.

There are several factors that contribute to these higher operating results as compared to the other operating segments. We have invested substantial amounts in assets, operating methods, technology and management expertise in this segment. The breadth of its sales force, geographic reach of its distribution area and its purchasing power allow us to benefit from this segment’s earnings.

Sales

Sales were 4.6% higher in fiscal 2016 than in the comparable period of the prior year. The largest drivers of the increase were an extra week in fiscal 2016, case volume growth and sales from acquisitions that occurred within the last 12 months. We estimate that the extra week contributed 2.0% of the 4.6% sales growth. Case volumes for the company’s U.S. Broadline operations including acquisitions within the last 12 months improved 5.3% in fiscal 2016 compared to fiscal 2015 and included a 4.7% improvement in locally managed customers’ case growth. We estimate that the extra week contributed 2.0% of the 5.3% case growth. Other items impacting the change in sales, but to a lesser extent, were pricing management of product cost deflation and product mix.

Sales for fiscal 2015 were 6.7% higher than fiscal 2014. The largest drivers of the increases were case volume growth from our U.S. broadline operations of 3.2% and inflation of 3.7%, driven mainly by inflation in the meat, seafood and dairy categories.

Operating Income

Fiscal 2016 vs Fiscal 2015

Operating income increased by 11.2% in fiscal 2016 over fiscal 2015, primarily due to the extra week in fiscal 2016 and higher gross profits, partially offset by higher operating expenses attributable to higher case volumes. We estimate that the extra week contributed 2.3% of the 11.2% operating income growth. Our gross profits grew at a faster pace than operating expenses, reflecting favorable expense management.

Gross profit dollars increased in fiscal 2016 as compared to fiscal 2015 primarily due to the extra week in fiscal 2016, sales volumes, including a more beneficial mix of local customer case growth, higher sales of Sysco branded products to local customers, benefits of category management and revenue management and effective management of deflation. Our focus on center of plate categories, such as beef, pork and poultry, and our emphasis on fresh produce helped drive gross profit growth. Our case growth for Sysco brand sales to local customers increased 82 basis points for fiscal 2016. The change in product costs, an internal measure of inflation or deflation, was estimated as deflation of 0.9% during fiscal 2016 for our U.S. broadline operations. Deflation in fiscal 2016 occurred primarily in the meat, seafood, dairy and poultry categories for both periods, partially offset by modest inflation in other categories.

Operating expenses increased in 2016, as compared to fiscal 2015, primarily due to the extra week in fiscal 2016 and expenses attributable to higher case volumes. These increases were partially offset by reduced indirect spend and fuel costs and administrative expense. Indirect spend includes costs such as fleet maintenance and supplies. For our U.S. broadline operations, our cost per case and adjusted cost per case decreased $0.04 per case fiscal 2016 as compared to the corresponding periods of fiscal 2015. The decrease reflects progress in productivity improvements and cost reductions in our supply chain including reduced fuel costs and indirect spend. The decrease attributable to lower fuel prices was a $0.04 benefit per case. Adjustments to operating expenses were not large enough to produce a different result on an adjusted cost per case basis for fiscal 2016. Additionally, the impact of the extra week in fiscal 2016 was not large enough to produce a different result on a 52-week basis.

Fiscal 2015 vs. Fiscal 2014

Operating income increased by 5.5% in fiscal 2015 over fiscal 2014. We experienced growth in our gross profits due to increased sales volumes, stronger relative mix of sales for our locally-managed customers and benefits from our category management initiative. Operating expenses increased from greater case volumes, higher incentive accruals, higher pay for our sales organization as a result of higher gross profit, investment in administrative support capabilities and acquired operations.

Gross profits increased in fiscal 2015 as compared to fiscal 2014 and gross margins were steady. Increased competition resulting from a slow-growth market and volatile inflation pressured our gross margins; however, sales and mix, as well as our category management initiative, helped us stabilize our gross margin performance. Our inflation rates were higher in the first half of fiscal 2015, reaching levels of 6% at the mid-point of the fiscal year and dropping to minimal amounts by the end of the fiscal year. Fiscal 2015 inflation was seen primarily in the meat, dairy and poultry categories.

Operating expenses increased in fiscal 2015 as compared to fiscal 2014. The increase in expenses for fiscal 2015 as compared to fiscal 2014 was driven largely by higher sales costs, increased expense related to management incentive accruals and costs from companies acquired within the last 12 months. Partially offsetting these increases were decreases in fuel costs. Sales and gross profit growth partially contributed to an increase in sales pay-related expenses due to increases in sales commissions and bonuses. In addition, we had increased our marketing associate headcount in certain markets in order to invest in future sales growth. Our U.S. Broadline cost per case and adjusted cost per case increased $0.08 per case in fiscal 2015 as compared to fiscal 2014. The increase occurred primarily from increased pay-related expenses. Adjustments to operating expenses were not large enough to produce a different result on an adjusted cost per case basis for fiscal 2015.

International Foodservice Operations

In fiscal 2016, the International Foodservice Operations operating results represented approximately 10.8% of Sysco’s overall sales and 5.9% of the aggregated operating income of Sysco’s segments, which excludes corporate expenses and adjustments.

Sales

Sales were 2.8% lower in fiscal 2016 than in fiscal 2015. The decrease for fiscal 2016 was primarily due to unfavorable changes in exchange rates used to translate our foreign sales into U.S. dollars, partially offset by the extra week within fiscal 2016, inflation and modest case growth. The consolidation of our joint venture in Mexico in the last half of fiscal 2016 also partially offset lower sales.

Sales were 0.7% lower in fiscal 2015 than in fiscal 2014. The decrease for fiscal 2015 was primarily due to unfavorable changes in exchange rates used to translate our foreign sales into U.S. dollars, partially offset by modest case growth.

Operating Income

Operating income increased by 3.7% in fiscal 2016 from fiscal 2015, primarily driven by improved operating performance, in addition to the impact of the extra week in fiscal 2016. Gross profit and operating expenses both decreased primarily due to unfavorable changes in exchange rates used to translate our foreign earnings into U.S. dollars. Gross profit decreased at a lower rate than operating expenses, reflecting improved profitability primarily in our Canadian operations.    Gross profit dollars decreased 3.1%, while operating expenses decreased 4.6% in fiscal 2016 as compared to fiscal 2015. Gross profit dollar growth was higher due to stronger relative mix of sales for our locally-managed customers and case growth primarily in our Canadian operations; however, these improvements were more than offset by unfavorable changes in exchange rates used to translate our gross profit into U.S. dollars. Operating expenses decreased in fiscal 2016 largely due to reduced general and administrative costs in our Canadian operations, in addition to the favorable impact of changes in exchange rates used to translate our operating expenses into U.S. dollars.

Operating income decreased by 1.0% in fiscal 2015 from fiscal 2014. Unfavorable changes in exchange rates used to translate our foreign earnings into U.S. dollars caused both gross profit and operating expenses to decrease; however, operating expenses increased at a higher rate than gross profit, reflecting decreased profitability primarily in our Canadian operations. Gross profit dollars increased 0.9%, while operating expenses increased 1.3% in fiscal 2015 as compared to fiscal 2014. Gross profit dollar growth was commensurate with sales growth primarily in our Canadian operations and was adversely impacted by unfavorable changes in exchange rates used to translate our gross profit into U.S. dollars. The unfavorable impact was partially offset by the results of our new joint venture operations in Costa Rica acquired in fiscal 2015. Operating expenses increased in fiscal 2015 largely due to increased general and administrative costs in our Canadian operations and new expenses from our Costa Rica joint venture. These were partially offset by the favorable impact of changes in exchange rates used to translate our operating expenses into U.S. dollars.

SYGMA Segment

SYGMA operating companies distribute a full line of food products and a wide variety of non-food products to certain chain restaurant customer locations.

Sales

Sales were 0.4% higher in fiscal 2016 than in fiscal 2015. The increase for fiscal 2016 was primarily due to the extra week within fiscal 2016, organic customer growth and the addition of new customers. Partially offsetting these increases were lost and strategically resigned business, product cost deflation and lower fuel surcharges. SYGMA intends to add business with new and existing customers to profitably grow this segment’s results.

Sales were 1.6% lower in fiscal 2015 than in fiscal 2014. The decrease was primarily due to lost and strategically resigned business and lower fuel surcharges. Partially offsetting these decreases were increases from product cost inflation (and the resulting increase in selling prices) and case volume increases from existing customers.

Operating Income

Operating income increased by 34.8% in fiscal 2016 from fiscal 2015, primarily driven by improved operating performance in addition to the impact of the extra week in fiscal 2016. Gross profit dollars decreased 3.2%, while operating expenses decreased 4.9% in fiscal 2016 as compared to fiscal 2015. Gross profit dollars decreased due to lower product margins and reduced fuel surcharges. Operating expenses decreased in fiscal 2016 largely due to reduced transportation costs reflecting improved retention of drivers and lower fuel costs. Both transportation and warehouse costs, including pay-related expenses, improved from improved expense management and improved productivity.

Operating income decreased by 46.4% in fiscal 2015 from fiscal 2014. Gross profit dollars decreased 3.0% while operating expenses increased 0.7% in fiscal 2015 over fiscal 2014. Gross profit dollar growth was lower primarily due to reduced fuel surcharges, the impact of strategically resigned business and lower margins, as a result of the competitive market environment. Operating expenses increased in fiscal 2015 due to increased warehouse and delivery costs, including pay-related expenses, partially resulting from efforts to increase driver retention, manage warehouse employee shortages and stabilize operations after the business losses and resignations.

Other Segment

Operating income increased 22.5%, or $6.0 million in fiscal 2016 compared to fiscal 2015. The increase was primarily attributable to the extra week applicable to fiscal 2016 and favorable results from our hotel supply operations.

Operating income decreased 12.3%, or $3.7 million, in fiscal 2015 as compared to fiscal 2014. The decrease in operating income was largely due to startup costs from businesses in the early stage of operations in this segment, partially offset by increased earnings from our hotel supply operations.

Liquidity and Capital Resources

Highlights

Comparisons of the cash flows from fiscal 2016 to fiscal 2015:

•	Cash flows from operations were $1.9 billion in 2016 compared to $1.6 billion in 2015;

•	Net capital expenditures totaled $503.8 million in 2016 compared to $518.4 million in 2015;

•	Free cash flow was $1.4 billion in 2016 compared to $1.0 billion in 2015 (see “Non-GAAP reconciliation” below under the heading “Free Cash Flow”);

•	Cash used for acquisition of businesses was $219.2 million in 2016 compared to $115.9 million in 2015;

•	There were no net bank repayments in 2016 compared to net bank repayments of $130.0 million in 2015;

•	Dividends paid were $698.9 million in 2016 compared to $695.3 million in 2015; and

•	We repurchased $1.5 billion in shares under the accelerated share repurchase program and $449.4 million in shares through open market purchases in fiscal 2016, which offset dilution from stock issuances.

In addition, for our senior notes:

•	We redeemed senior notes in the amount of $5.05 billion, using cash on hand and proceeds from borrowings under our commercial paper program;

•	We issued an aggregate of $5.1 billion in new senior notes.

Sources and Uses of Cash

Sysco’s strategic objectives include continuous investment in our business; these investments are funded by a combination of cash from operations and access to capital from financial markets. Our operations historically have produced significant cash flow. Cash generated from operations is generally allocated to:

•	working capital requirements;

•	investments in facilities, systems, fleet, other equipment and technology;

•	return of capital to shareholders, including cash dividends and share repurchases;

•	acquisitions compatible with our overall growth strategy;

•	contributions to our various retirement plans; and

•	debt repayments.

Any remaining cash generated from operations may be invested in high-quality, short-term instruments. As a part of our ongoing strategic analysis, we regularly evaluate business opportunities, including potential acquisitions and sales of assets and businesses, and our overall capital structure. Any transactions resulting from these evaluations may materially impact our liquidity, borrowing capacity, leverage ratios and capital availability.

We continue to generate substantial cash flows from operations and remain in a strong financial position; however, our liquidity and capital resources can be influenced by economic trends and conditions that impact our results of operations. We believe our mechanisms to manage working capital, such as credit monitoring, optimizing inventory levels and maximizing payment terms with vendors, and our mechanisms to manage the items impacting our gross profits have been sufficient to limit a significant unfavorable impact on our cash flows from operations. We believe these mechanisms will continue to prevent a significant unfavorable impact on our cash flows from operations. Seasonal trends also impact our cash flows from operations and free cash flow, as we use more cash earlier in the fiscal year and then see larger, sequential quarterly increases throughout the remainder of the year. As of July 2, 2016, we had $3.9 billion in cash and cash equivalents, approximately 12.0% of which was held by our international subsidiaries generated from our earnings of international operations. This percentage is lower because the proceeds from our offerings of senior notes, which we issued to fund the Brakes Acquisition, were held in cash at July 2, 2016 as the acquisition did not close until fiscal 2017. With this cash expended in fiscal 2017, we would expect this percentage to return to historical levels, such as 32%, which was the percentage as of June 28, 2014. If these earnings were transferred among countries or repatriated to the U.S., such amounts may be subject to additional tax obligations; however, we do not currently anticipate the need to repatriate this cash.

We believe the following sources will be sufficient to meet our anticipated cash requirements for the next twelve months, while maintaining sufficient liquidity for normal operating purposes:

•	our cash flows from operations;

•	the availability of additional capital under our existing commercial paper programs, supported by our revolving credit facility and bank line of credit; and

•	our ability to access capital from financial markets, including issuances of debt securities, either privately or under our shelf registration statement filed with the Securities and Exchange Commission (SEC).

Due to our strong financial position, we believe that we will continue to be able to effectively access the commercial paper market and long-term capital markets, if necessary.

Cash Flows

Operating Activities

Fiscal 2016 vs. Fiscal 2015

We generated $1.9 billion in cash flows from operations in fiscal 2016 compared to cash flow generation of $1.6 billion in fiscal 2015. This increase of $377.7 million year-over-year was largely attributable to tax payments deferred to future periods and improved working capital management, partially offset by an unfavorable comparison on accrued expenses and other long-term liabilities. The cash impact of our Certain Items increased $48.9 million year-over-year. The cash impact of Certain Items will differ from the earnings impact of Certain Items, as the payments for these items may occur in a different period from the period in which the Certain Item charges were recognized in the Statement of Consolidated Results of Operations. The extra week in fiscal 2016 also contributed to the increase in fiscal 2016 as compared to fiscal 2015.

Our tax payments in fiscal 2016 were lower than in fiscal 2015 due to changes in tax elections allowing us to accelerate tax deductions from method changes which, in turn, significantly reduced our estimated payments in fiscal 2016 by delaying the timing of these payments to future periods. Additionally, Sysco’s fourth quarter U.S. estimated federal tax payment was deferred to the second quarter of fiscal 2017 due to a disaster area designation for companies located in the Houston area, the location of our corporate headquarters. We estimate our cash tax payments to range from $700 to $850 million in fiscal 2017, including an approximate $120 million for the deferred tax payment from the fourth quarter of fiscal 2016.

The negative comparison on accrued expenses was primarily due to $312.5 million in US Foods merger termination payments and a $47.1 million decrease from incentive payments. Our annual incentive payments, for performance in the prior fiscal year, are paid in the first quarter of each succeeding fiscal year. Incentive payments paid in fiscal 2015 were lower than amounts paid in fiscal 2016 due to lower payouts achieved from fiscal 2014 performance. Also contributing to the negative comparison was lower payroll accruals due to timing and reduced accrued interest due to differing debt levels and interest payment dates.

Included in the change in other long-term liabilities was a negative comparison primarily from pension contributions of $153.4 million. Pension contributions were $157.4 million in fiscal 2016, including a $130 million contribution to our Retirement Plan in fiscal 2016, which resulted in a decrease to other long-term liabilities. Of this $130 million amount, $100 million represented funding that the company would have made in fiscal 2017, but chose to fund in the fourth quarter of fiscal 2016. Pension Contributions were $75.1 million in fiscal 2015, including a $50 million contribution to our Retirement Plan in fiscal 2015, which resulted in a decrease to other long-term liabilities. The level and timing of the contribution to our Retirement Plan in fiscal 2017 is still being determined.

Changes in working capital, specifically accounts receivable, inventory and accounts payable, had a positive impact of $127.9 million on the period over period comparison of cash flow from operations primarily from improvements in inventory management. Sales growth impacted all components of working capital; however, deflation contributed to lower levels of increase in fiscal 2016 as compared to fiscal 2015. Additionally, favorable turnover drove positive comparisons on inventories.

Fiscal 2015 vs. Fiscal 2014

We generated $1.6 billion in cash flow from operations in fiscal 2015, as compared to $1.5 billion in fiscal 2014. This increase of $62.7 million, or 4.2%, was largely attributable to favorable comparisons on accrued expenses, partially offset by unfavorable comparisons on the cash impact of our Certain Items that increased $148.9 million year-over-year. Other unfavorable comparisons were a decrease in other long-term liabilities and the impact of timing for pension contributions, as well as increased working capital needs.

Included in the change in accrued expenses was a favorable comparison of incentive accruals due to better performance against incentive targets in fiscal 2015. Our Certain Items increased primarily from integration planning, litigation and termination costs in connection with the merger that had been proposed with US Foods. Our merger termination fees of $312.5 million, payable to US Foods and Performance Food Group, were accrued as of June 27, 2015 and were paid in July 2015.

Included in the change in other long-term liabilities was a negative comparison on pension expense and contributions, which contributed $90.4 million to the unfavorable comparison on cash flow from operations for fiscal 2015 to fiscal 2014. Pension income was $15.3 million and pension contributions were $75.1 million, including a $50 contribution to our Retirement Plan in fiscal 2015, which resulted in a decrease to other long-term liabilities. Pension expense was $4.8 million and pension contributions were $24.8 million in fiscal 2014, which resulted in a decrease to other long-term liabilities.

Changes in working capital, specifically accounts receivable, inventory and accounts payable, had a net unfavorable comparison of $25 million on the comparison of cash flow from operations for fiscal 2015 to fiscal 2014. There was a favorable comparison on inventory and accounts receivable, which was partially offset by unfavorable comparisons on accounts payable. Accounts receivable increased in both periods as a result of increases in sales; however, the level of increase in fiscal 2015 was less than fiscal 2014 due to improved collection efforts. Inventory increased in both periods as a result of increases in sales. However, inventory turnover improved in fiscal 2015, as compared to fiscal 2014. Accounts payable increased in both periods as a result of increases in sales. The year-over-year impact of the change in accounts payable is unfavorable to cash flow from operations due to working capital improvements that were at a greater magnitude in fiscal 2014 as compared to fiscal 2015.

Investing Activities

Fiscal 2016 capital expenditures included:

•	fleet replacements;

•	investments in technology;

•	replacement or significant expansion of facilities in California, Maryland, Texas, and Virginia; and

•	construction of fold-out facilities in Ireland and Texas.

Fiscal 2015 capital expenditures included:

•	fleet replacements;

•	investments in technology;

•	replacement or significant expansion of facilities in Arizona, California, Iowa and Virginia; and

•	construction of fold-out facilities in Ireland.

Fiscal 2014 capital expenditures included:

•	fleet replacements;

•	construction of fold-out facilities in Ontario, Canada and Ireland;

•	replacement or significant expansion of facilities in Arizona, California, Pennsylvania and Virginia; and

•	investments in technology.

The level of capital expenditures in fiscal 2016 was mostly consistent with fiscal 2015, representing a small decrease of $15.5 million. Capital expenditures in fiscal 2015 increased by $19.6 million.

We estimate our capital expenditures, net of proceeds from sales of assets, in fiscal 2017 to be approximately 1% of fiscal sales. This estimate includes the impact of the Brakes Acquisition. Fiscal 2017 expenditures will include facility, fleet and other equipment replacements and expansions; new facility construction, including fold-out facilities; and investments in technology.

During fiscal 2016, the company paid cash of $219.2 million for acquisitions including a leading luxury personal care amenity provider in the hospitality industry, a distributor of high-quality fresh and frozen seafood based in Florida and an innovative e-commerce platform providing restaurant supplies and equipment exclusively to Sysco customers.

During fiscal 2016, we eliminated our restricted cash balance of $168.3 million by using letters of credit as security for self-insurance instead of restricted cash.

During fiscal 2016, we paid $103.5 million and received $57.5 million for options to hedge against the impact of foreign currency fluctuations on the purchase price of the Brakes Acquisition.

During fiscal 2015, in the aggregate, the company paid cash of $115.9 million for operations acquired during fiscal 2015 and for contingent consideration related to operations acquired in previous fiscal years. During fiscal 2015, we acquired for cash a Broadline company in Ontario, Canada; a joint venture interest in a foodservice distribution company in Mexico; a joint venture interest in a foodservice distribution company in Costa Rica and a specialty seafood company in New Jersey.

During fiscal 2014, in the aggregate, the company paid cash of $79.3 million for operations acquired during fiscal 2014 and for contingent consideration related to operations acquired in previous fiscal years. During fiscal 2014, we acquired for cash a specialty meat company in Maryland and Broadline operations in Missouri, Ohio and Philadelphia.

Free Cash Flow

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment plus proceeds from sales of plant and equipment. Sysco considers free cash flow to be a non-GAAP liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash, including dividend payments, share repurchases and acquisitions. However, free cash flow may not be available for discretionary expenditures, as it may be necessary that we use it to make mandatory debt service or other payments. As a result of increased cash provided by operating activities, decreased capital spending and decreased proceeds from sale of plant and equipment, free cash flow for fiscal 2016 increased 37.8%, or $392.2 million, to $1.4 billion, as compared to fiscal 2015. Our cash requirements for our Certain Items were $48.9 million greater in fiscal 2016 than in fiscal 2015 and reduced free cash flow as a result; however, our cash flow from operations increased despite these Certain Items as discussed above. Fewer additions to plant and equipment also contributed to the increase. As a result of increased cash provided by operating activities, partially offset by increased capital spending and decreased proceeds from sales of plant and equipment, free cash flow for fiscal 2015 increased 4.2%, or $41.7 million, to $1.0 billion as compared to fiscal 2014.

Free cash flow should not be used as a substitute for the most comparable GAAP measure in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented is reconciled to net cash provided by operating activities.

	2016	2015	Change in Dollars	% Change
	(In thousands)
Net cash provided by operating activities (GAAP)	$1,933,142	$1,555,484	$377,658	24.3%
Additions to plant and equipment	(527,346)	(542,830)	15,484	(2.9)
Proceeds from sales of plant and equipment	23,511	24,472	(961)	(3.9)

Free Cash Flow (Non-GAAP)	$1,429,307	$1,037,126	$392,181	37.8%

	2015	2014	Change in Dollars	% Change
	(In thousands)
Net cash provided by operating activities (GAAP)	$1,555,484	$1,492,815	$62,669	4.2%
Additions to plant and equipment	(542,830)	(523,206)	(19,624)	3.8
Proceeds from sales of plant and equipment	24,472	25,790	(1,318)	(5.1)

Free Cash Flow (Non-GAAP)	$1,037,126	$995,399	$41,727	4.2%

Financing Activities

Equity Transactions

Proceeds from exercises of share-based compensation awards were $282.5 million in fiscal 2016, $240.2 million in fiscal 2015 and $255.6 million in fiscal 2014. The increase in proceeds in fiscal 2016 was due to an increase in the number of options exercised in this period, as compared to fiscal 2015. The level of option exercises, and thus proceeds, will vary from period to period and is largely dependent on movements in our stock price and the time remaining before option grants expire.

We routinely engage in share repurchase programs. The number of shares acquired and their cost during fiscal 2016 were 44,716,180 shares for $1.9 billion, with 10,059,000 shares for $332.4 million repurchased in fiscal 2014. No shares were acquired in fiscal 2015 due to the proposed US Foods merger. In June 2015, our Board of Directors approved a program to repurchase, from time to time in the open market, through an accelerated share repurchase program or through privately negotiated transactions, shares of the company’s common stock in an amount not to exceed $3.0 billion during the two-year period ending July 1, 2017, in addition to amounts normally repurchased to offset benefit plan and stock option dilution. We executed $1.5 billion of this authorization through an accelerated share repurchase program that commenced in the first quarter of fiscal 2016. As a result, there were 34,716,180 shares repurchased during fiscal 2016, resulting in a remaining authorization by our Board of Directors to repurchase up to approximately $1.5 billion in additional shares under the accelerated share repurchase authorization, which we expect to repurchase in fiscal 2017. Our historical approach to share repurchases was to buy enough shares to keep our average shares outstanding relatively constant over time. In addition to the share repurchase program approved in June, in August 2015, our Board of Directors approved the repurchase of up to 20,000,000 shares for an aggregate purchase price not to exceed $800 million. The authorization expires on August 21, 2017. We purchased 10,000,000 shares under this authorization through July 2, 2016. We purchased 5,607,003 additional shares under this authorization through August 12, 2016. The number of shares we repurchase during the remainder of fiscal 2017 will be dependent on many factors, including the level of future stock option exercises, as well as competing uses for available cash.

We have made dividend payments to our shareholders in each fiscal year since our company’s inception over 40 years ago. We target a dividend payout of 40% to 50% of net earnings. We paid in excess of that range in fiscal 2016 and fiscal 2015 primarily due to increased expenses from our Certain Items. Dividends paid were $698.9 million, or $1.23 per share, in fiscal 2016, $695.3 million, or $1.17 per share, in fiscal 2015, and $667.2 million, or $1.14 per share, in fiscal 2014. In May 2016, we declared our regular quarterly dividend for the fourth quarter of fiscal 2016 of $0.31 per share, which was paid in July 2016.

In November 2000, we filed with the SEC a shelf registration statement covering 30,000,000 shares of common stock to be offered from time to time in connection with acquisitions. As of August 12, 2016 29,477,835 shares remained available for issuance under this registration statement.

Debt Activity and Borrowing Availability

Our debt activity, including issuances and repayments, and our borrowing availability is described in Note 11, “Debt and Other Financing Arrangements” Our outstanding borrowings at July 2, 2016, and repayment activity since the close of fiscal 2016 are disclosed within those notes. Updated amounts through August 12, 2016, include:

•	$342.8 million outstanding from our commercial paper program

•	No amounts outstanding from the credit facility supporting the company’s U.S. and Canadian commercial paper programs.

Our aggregate commercial paper issuances and short-term bank borrowings had weighted average interest rates of 0.49% for fiscal 2016, 0.54% for fiscal 2015, and 0.16% for fiscal 2014.

Other Considerations

Multiemployer Plans

Our exposure to multiemployer defined benefit plans is discussed in Note 15 “Multiemployer Employee Benefit Plans” including our estimate of our share of withdrawal liability for these plans. An update of this amount through August 12, 2016, based on the latest available information, is unchanged from the amount disclosed in Note 15.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Contractual Obligations

The following table sets forth, as of July 2, 2016, certain information concerning our obligations and commitments to make contractual future payments:

	Payments Due by Period
					More Than
	Total	< 1 Year	1-3 Years	3-5 Years	5 Years
	(In thousands)
Recorded Contractual Obligations:
Principal payments of long-term debt	$7,332,464	$2,910	$1,296,360	$1,251,005	$4,782,189
Other debt repayments	89,117	89,117	—	—	—
Capital leases	33,851	5,999	10,189	7,741	9,922
Deferred compensation (1)	89,241	8,934	15,858	11,297	53,152
Pension plan (2)	782,600	—	—	—	782,600
SERP and other postretirement plans (3)	313,196	29,781	61,250	63,146	159,019
Unrecognized tax benefits and interest (4)	39,549
Unrecorded Contractual Obligations:
Interest payments related to debt (5)	3,274,644	271,255	500,070	406,779	2,096,540
Operating lease obligations	219,904	49,898	74,443	49,672	45,891
Purchase obligations (6)	3,449,932	2,826,029	551,075	72,828	—

Total contractual cash obligations	$15,624,498	$3,283,923	$2,509,245	$1,862,468	$7,929,313

(1)	The estimate of the timing of future payments under the Executive Deferred Compensation Plan and Management Savings Plan involves the use of certain assumptions, including retirement ages and payout periods.
(2)	The estimated contributions through fiscal 2026 to meet ERISA minimum funding requirements based on actuarial assumptions include the extension of funding relief included in the Highway and Transportation Funding Act of 2014 and the Bipartisan Budget Act of 2015.
(3)	Includes estimated contributions to the unfunded SERP and other postretirement benefit plans made in amounts needed to fund benefit payments for vested participants in these plans through fiscal 2026, based on actuarial assumptions.
(4)	Unrecognized tax benefits relate to uncertain tax positions recorded under accounting standards related to uncertain tax positions. As of July 2, 2016, we had a liability of $24.6 million for unrecognized tax benefits for all tax jurisdictions and $14.9 million for related interest that could result in cash payment. We are not able to reasonably estimate the timing of payments or the amount by which the liability will increase or decrease over time. Accordingly, the related balances have not been reflected in the “Payments Due by Period” section of the table.
(5)	Includes payments on floating rate debt based on rates as of July 2, 2016, assuming amount remains unchanged until maturity, and payments on fixed rate debt based on maturity dates. The impact of our outstanding fixed-to-floating interest rate swap on the fixed rate debt interest payments is included as well based on the floating rates in effect as of July 2, 2016.
(6)	For purposes of this table, purchase obligations include agreements for purchases of product in the normal course of business, for which all significant terms have been confirmed, including minimum quantities resulting from our category management initiative. As we progress with this initiative, our purchase obligations are increasing. Such amounts included in the table above are based on estimates. Purchase obligations also includes amounts committed with various third-party service providers to provide information technology services for periods up to fiscal 2020 (see discussion under Note 21, “Commitments and Contingencies”, to the Notes to Consolidated Financial Statements in Item 8) and fixed fuel purchase commitments. Purchase obligations exclude full requirements electricity contracts where no stated minimum purchase volume is required.

Certain acquisitions involve contingent consideration, typically payable only in the event that certain operating results are attained or certain outstanding contingencies are resolved. Aggregate contingent consideration amounts outstanding as of July 2, 2016 were $30.9 million. This amount is not included in the table above.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, sales and expenses in the accompanying financial statements. Significant accounting policies employed by Sysco are presented in the notes to the financial statements.

Critical accounting policies and estimates are those that are most important to the portrayal of our financial position and results of operations. These policies require our most subjective or complex judgments, often employing the use of estimates about the effect of matters that are inherently uncertain. We have reviewed with the Audit Committee of the Board of Directors the development and selection of the critical accounting policies and estimates and this related disclosure. Our most critical accounting policies and estimates pertain to the company-sponsored pension plans, income taxes, goodwill and intangible assets and share-based compensation.

Company-Sponsored Pension Plans

Amounts related to defined benefit plans recognized in the financial statements are determined on an actuarial basis. Two of the more critical assumptions in the actuarial calculations are the discount rate for determining the current value of plan benefits and the expected rate of return on plan assets. Our Retirement Plan is largely frozen and is only open to a small number of employees. Our SERP is frozen and is not open to any employees. Due to the low level of active employees in the Retirement Plan, our assumption for the rate of increase in future compensation is not a critical assumption.

For guidance in determining the discount rates, we calculate the implied rate of return on a hypothetical portfolio of high-quality fixed-income investments for which the timing and amount of cash outflows approximates the estimated payouts of the pension plan. The discount rate assumption is reviewed annually and revised as deemed appropriate. The discount rate for determining fiscal 2016 net pension costs for the Retirement Plan increased 10 basis points to 4.84% as of the June 27, 2015 measurement date. The discount rate for determining fiscal 2016 net pension costs for the SERP increased 4 basis points to 4.63% as of the June 27, 2015 measurement date. The combined effect of these discount rate changes increased our net company-sponsored pension costs for all plans for fiscal 2016 by an estimated $1 million. The discount rate for determining fiscal 2017 net pension costs for the Retirement Plan decreased 77 basis points to 4.07% as of the July 2, 2016 measurement date. The discount rate for determining fiscal 2017 net pension costs for the SERP decreased 72 basis points to 3.91% as of the July 2, 2016 measurement date. The combined effect of these discount rate changes will increase our net company-sponsored pension costs for all plans for fiscal 2017 by an estimated $8 million. A 100 basis point increase (or decrease) in the discount rates for fiscal 2016 would decrease (or increase) Sysco’s net company-sponsored pension cost by approximately $11 million. Sysco’s pension plans are primarily frozen, therefore, the net company-sponsored pension cost is not as sensitive to discount rate changes as compared to an active plan.

The expected long-term rate of return on plan assets of the Retirement Plan was 7.25% and 7.75% for fiscal 2016 and fiscal 2015, respectively. The expectations of future returns are derived from a mathematical asset model that incorporates assumptions as to the various asset class returns, reflecting a combination of historical performance analysis and the forward-looking views of the financial markets regarding the yield on bonds, historical returns of the major stock markets and returns on alternative investments. Although not determinative of future returns, the effective annual rate of return on plan assets, developed using geometric/compound averaging, was approximately 6.9%, 5.5%, 7%, and 1.7%, over the 20-year, 10-year, 5-year and 1-year periods ended December 31, 2015, respectively. In addition, in seven of the last 15 years, the actual return on plan assets has exceeded 10%. The rate of return assumption is reviewed annually and revised as deemed appropriate.

The expected return on plan assets impacts the recorded amount of net pension costs. The expected long-term rate of return on plan assets of the Retirement Plan is 7.25% for fiscal 2017. A 100 basis point increase (decrease) in the assumed rate of return for fiscal 2016 would decrease (increase) Sysco’s net company-sponsored pension costs for fiscal 2016 by approximately $31 million.

Pension accounting standards require the recognition of the funded status of our defined benefit plans in the statement of financial position, with a corresponding adjustment to accumulated other comprehensive income, net of tax. The amount reflected in accumulated other comprehensive loss related to the recognition of the funded status of our defined benefit plans as of July 2, 2016 was a charge, net of tax, of $1.1 billion. The amount reflected in accumulated other comprehensive loss related to the recognition of the funded status of our defined benefit plans as of June 27, 2015 was a charge, net of tax, of $705.3 million.

We made cash contributions to our company-sponsored pension plans of $157.5 million and $75.1 million in fiscal years 2016 and 2015, respectively. Our contributions in fiscal 2016 include a $130 million contribution to the Retirement Plan that was voluntary, as there was no minimum required contribution for the calendar 2016 plan year to meet ERISA minimum funding requirements. There are no required contributions to the Retirement Plan to meet ERISA minimum funding requirements in fiscal 2017. The estimated fiscal 2017 contributions to fund benefit payments for the SERP plan are approximately $30 million.

Income Taxes

The determination of our provision for income taxes requires significant judgment, the use of estimates and the interpretation and application of complex tax laws. Our provision for income taxes primarily reflects a combination of income earned and taxed in the various U.S. federal and state, as well as foreign jurisdictions. Jurisdictional tax law changes, increases or decreases in permanent differences between book and tax items, accruals or adjustments of accruals for unrecognized tax benefits or valuation allowances, and our change in the mix of earnings from these taxing jurisdictions all affect the overall effective tax rate.

Our liability for unrecognized tax benefits contains uncertainties because management is required to make assumptions and to apply judgment in estimating the exposures associated with our various filing positions. We believe that the judgments and estimates discussed herein are reasonable; however, actual results could differ, and we may be exposed to losses or gains that could be material. To the extent we prevail in matters for which a liability has been established, or pay amounts in excess of recorded liabilities, our effective income tax rate in a given financial statement period could be materially affected. An unfavorable tax settlement generally would require use of our cash and may result in an increase in our effective income tax rate in the period of resolution. A favorable tax settlement may be recognized as a reduction in our effective income tax rate in the period of resolution.

Goodwill and Intangible Assets

Goodwill and intangible assets represent the excess of consideration paid over the fair value of tangible net assets acquired. Certain assumptions and estimates are employed in determining the fair value of assets acquired, including goodwill and other intangible assets, as well as determining the allocation of goodwill to the appropriate reporting unit.

In addition, annually in our fourth quarter or more frequently as needed, we assess the recoverability of goodwill and indefinite-lived intangibles by determining whether the fair values of the applicable reporting units exceed the carrying values of these assets. The reporting units used in assessing goodwill impairment are our 14 operating segments as described in Note 22, “Business Segment Information” to the Consolidated Financial Statements in Item 8. The components within each of our 14 operating segments have similar economic characteristics and therefore are aggregated into 14 reporting units.

We arrive at our estimates of fair value using a combination of discounted cash flow and earnings multiple models. The results from each of these models are then weighted and combined into a single estimate of fair value for each of our 14 operating segments. We primarily use a 60% weighting for our discounted cash flow valuation and 40% for the earnings multiple models giving greater emphasis to our discounted cash flow model because the forecasted operating results that serve as a basis for the analysis incorporate management’s outlook and anticipated changes for the businesses consistent with a market participant. The primary assumptions used in these various models include estimated earnings multiples of comparable acquisitions in the industry including control premiums, earnings multiples on acquisitions completed by Sysco in the past, future cash flow estimates of the reporting units, which are dependent on internal forecasts and projected growth rates, and weighted average cost of capital, along with working capital and capital expenditure requirements. When possible, we use observable market inputs in our models to arrive at the fair values of our reporting units. We update our projections used in our discounted cash flow model based on historical performance and changing business conditions for each of our reporting units.

Our estimates of fair value contain uncertainties requiring management to make assumptions and to apply judgment to estimate industry economic factors and the profitability of future business strategies. Actual results could differ from these assumptions and projections, resulting in the company revising its assumptions and, if required, recognizing an impairment loss. There were no impairments of goodwill or indefinite-lived intangibles recorded as a result of assessment in fiscal 2016, 2015, and 2014. Our past estimates of fair value for fiscal 2015 and 2014 would not have been materially different when revised to include subsequent years’ actual results. Sysco has not made any material changes in its impairment assessment methodology during the past three fiscal years. We do not believe the estimates used in the analysis are reasonably likely to change materially in the future but we will continue to assess the estimates in the future based on the expectations of the reporting units. In the fiscal 2016 assessment, our estimates of fair value did not require additional analysis. However, we would have performed additional analysis to determine if an impairment existed for our European and Mexican Broadline reporting units if our estimates of fair value were decreased by 5% and 7%, respectively, with goodwill of $195.9 million in aggregate as of July 2, 2016. For the remaining goodwill of $1.9 billion, we would have performed additional analysis to determine if an impairment existed for a reporting unit if the estimated fair value of these reporting units had declined by greater than 23%.

Certain reporting units (European Broadline, Caribbean Broadline, Mexican Broadline, specialty produce, custom-cut meat, lodging industry products, imported specialty products, international distribution operations and our Sysco Ventures platform) have a greater proportion of goodwill recorded to estimated fair value as compared to the U.S. Broadline, Canada Broadline or SYGMA reporting units. This is primarily due to these businesses having been more recently acquired, and as a result there has been less history of organic growth than in the U.S. Broadline, Canadian Broadline and SYGMA reporting units. In addition, these businesses also have lower levels of cash flow than the U.S. Broadline reporting unit. As such, these reporting units have a greater risk of future impairment if their operations were to suffer a significant downturn.

Share-Based Compensation

Sysco provides compensation benefits to employees and non-employee directors under several share-based payment arrangements including various employee stock option plans, a non-employee director plan and the Employees’ Stock Purchase Plan.

As of July 2, 2016, there was $69.6 million of total unrecognized compensation cost related to share-based compensation arrangements. That cost is expected to be recognized over a weighted-average period of 2.4 years.

The fair value of each option award is estimated on the date of grant using a Black-Scholes option pricing model. Expected volatility is based on historical volatility of Sysco’s stock, implied volatilities from traded options on Sysco’s stock and other factors. We utilize historical data to estimate option exercise and employee termination behavior within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. Expected dividend yield is estimated based on the historical pattern of dividends and the average stock price for the year preceding the option grant. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

The fair value of each restricted stock unit award granted with a dividend equivalent is based on the company’s stock price as of the date of grant. For restricted stock units granted without dividend equivalents, the fair value is reduced by the present value of expected dividends during the vesting period.

The fair value of the stock issued under the Employee Stock Purchase Plan is calculated as the difference between the stock price and the employee purchase price.

The fair value of restricted stock granted to employees or non-employee directors is based on the stock price on grant date. The application of a discount to the fair value of a restricted stock grant is dependent upon whether or not each individual grant contains a post-vesting restriction.

The compensation cost related to these share-based awards is recognized over the requisite service period. The requisite service period is generally the period during which an employee is required to provide service in exchange for the award. The compensation cost related to stock issuances resulting from employee purchases of stock under the Employees’ Stock Purchase Plan is recognized during the quarter in which the employee payroll withholdings are made.

Our share-based awards are generally subject to graded vesting over a service period. We will recognize compensation cost on a straight-line basis over the requisite service period for the entire award.

In addition, certain of our share-based awards provide that the awards continue to vest as if the award holder continued to be an employee or director if the award holder meets certain age and years of service thresholds upon retirement. In these cases, we will recognize compensation cost for such awards over the period from the grant date to the date the employee or director first becomes eligible to retire with the options continuing to vest after retirement.

Our option grants include options that qualify as incentive stock options for income tax purposes. In the period the compensation cost related to incentive stock options is recorded, a corresponding tax benefit is not recorded as it is assumed that we will not receive a tax deduction related to such incentive stock options. We may be eligible for tax deductions in subsequent periods to the extent that there is a disqualifying disposition of the incentive stock option. In such cases, we would record a tax benefit related to the tax deduction in an amount not to exceed the corresponding cumulative compensation cost recorded in the financial statements on the particular options multiplied by the statutory tax rate.

Forward-Looking Statements

Certain statements made herein that look forward in time or express management’s expectations or beliefs with respect to the occurrence of future events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and estimates. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements can also be identified by words such as “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “will,” “would,” “could,” “can,” “may,” and similar terms. Forward-looking statements are not guarantees of future performance and our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in Part I, Item 1A of the 2016 Form 10-K under the heading “Risk Factors,” which are incorporated herein by reference and as noted at the beginning of this Form 8-K.

In addition to the Risk Factors discussed in Part I, Item 1A of the 2016 Form 10-K and as noted at the beginning of this Form 8-K, the success of Sysco’s three year strategic financial objectives could be affected by conditions in the economy and the industry and internal factors, such as the ability to control expenses, including fuel costs. Our expectations for the Brakes Acquisition could be impacted by unfavorable economic conditions in Europe. Our expectations regarding case growth and cost per case may be impacted by factors beyond our control, including actions by our competitors and/or customers. Our expectations for deflation could be impacted by market events and supplier costs. Company-sponsored pension plan liabilities are impacted by a number of factors including the discount rate for determining the current value of plan benefits and the expected rate of return on plan assets. The amount of shares repurchased in a given period is subject to a number of factors, including available cash and our general working capital needs at the time. Meeting our dividend target objectives depends on our level of earnings, available cash and the success of our various strategic initiatives. Our expectations regarding earnings per share and various items impacting earnings is subject to a number of factors, including our ability to manage operating expenses and the impact of Certain Items. Our plans with respect to growth in international markets and adjacent areas that complement our core business are subject to our other strategic initiatives, the allocation of resources, and plans and economic conditions generally. Legal proceedings and the adequacy of insurance are impacted by events, circumstances and individuals beyond the control of Sysco. Expectations of cash tax payments can be impacted by our performance. The need for additional borrowing or other capital is impacted by various factors, including capital expenditures or acquisitions in excess of those currently anticipated, levels of stock repurchases, or other unexpected cash requirements. Plans regarding the repayment of debt are subject to change at any time based on management’s assessment of the overall needs of the company. Capital expenditures may vary from those projected based on changes in business plans and other factors, including risks related to the timing and successful completions of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Our ability to finance capital expenditures as anticipated may be influenced by our results of operations, our borrowing capacity, share repurchases, dividend levels and other factors. Expectations regarding tax rates and the transfer of cash held in foreign jurisdictions are subject to various factors beyond our control and decisions of management throughout the fiscal year that are subject to change based on Sysco’s business needs. The anticipated impact of compliance with laws and regulations also involves the risk that estimates may turn out to be materially incorrect, and laws and regulations, as well as methods of enforcement, are subject to change.